Exhibit 10.61
December 26, 2008
Luke Seikkula
[Address]
Re:      First Amendment to Offer of Employment
Dear Luke:
     This letter amends the terms of the Offer of Employment (the “Agreement”) dated as of March 4, 2008, by and between La Jolla Pharmaceutical Company (“LJPC”) and you as set forth below. Capitalized terms not defined herein shall have the meaning specified in the Agreement.
     1. The seventh paragraph of the Agreement is hereby deleted in its entirety and replaced with the following:
“If your employment is terminated by Company for other than Cause, you will receive a severance amount equal to 6 months of your then current base salary, which will be paid on the first payroll date that occurs 30 days after the date of termination of service, provided you sign a separation agreement in a form acceptable to Company, including a complete release of claims within 21 days of the date of termination of service and you do not revoke the release. For purposes of this offer letter, “Cause” shall mean your employment is terminated for dishonesty, misconduct, failure or inability to perform your job duties (with reasonable accommodation, if required by law), or other conduct that has a material adverse effect on the name or public image of Company.”
     2. Except as amended herein, the Agreement is hereby confirmed in all other respects and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Agreement except to the extent specifically provided for herein.

Luke Seikkula

     Please indicate your acceptance of this amendment to the Agreement by signing the enclosed copy of this letter and returning it to me.

La Jolla Pharmaceutical Company

By:	/s/ Deirdre Y. Gillespie, M.D.

Name:	Deirdre Y. Gillespie, M.D.
Title:	President and Chief Executive Officer

Accepted and agreed:

/s/ Luke Seikkula 26 Dec 08 Luke Seikkula